CONSENTS OF EXPERTS AND COUNSEL


Chavez & Koch
2920 North Green Valley Parkway
Building 8, Suite 821
Henderson, NV 89014

INDEPENDENT AUDITORS' REPORT
Board of Directors

Nutek, Inc. (The Company)
1110 Mary Crest Road
Henderson, Nevada 89074

April 15, 2002

To Whom It May Concern:

Chavez & Koch, CPA's, Ltd., consents to the inclusion of our report of April 15, 2002 on the Financial Statements of Nutek Inc., as of December 31, 2001, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly yours,

/s/  Chavez & Koch, CPA's, Ltd.
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Chavez & Koch, CPA's, Ltd.